Exhibit 16


October 22, 1999

Securities and Exchange Commission
Washington, D.C. 20549


Dear Ladies and Gentlemen:

We were previously principal accountants for Cooker Restaurant Corporation and, under the date of January 27, 1999, we reported on the consolidated financial statements of Cooker Restaurant Corporation and subsidiaries as of and for the years ended January 3, 1999 and December 28, 1997. On October 18, 1999 we resigned.

We have read Cooker Restaurant Corporation's statements included under Item 4 of its Form 8-K dated October 22, 1999, and we agree with such statements.

Very truly yours,



/s/ KPMG LLP